Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE TO OFFER $1 BILLION CONVERTIBLE SENIOR NOTES

GAITHERSBURG, MD, June 21, 2006 — MedImmune, Inc. (Nasdaq: MEDI) today announced its intention to offer, subject to market and other conditions, $500 million principal amount of Convertible Senior Notes due 2011 (the “2011 notes”) and $500 million principal amount of Convertible Senior Notes due 2013 (the “2013 notes” and, collectively with the 2011 notes, the “notes”), through offerings to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible, in certain circumstances, into a combination of cash and MedImmune common stock. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and MedImmune common stock in respect of such note’s conversion value in excess of such principal amount. MedImmune expects to grant the initial purchasers an option to purchase up to an additional $75 million aggregate principal amount of 2011 notes and up to an additional $75 million aggregate principal amount of 2013 notes, in each case solely to cover over-allotments.

MedImmune anticipates that holders of its 1% convertible senior notes will exercise their right, as provided in the related indenture, to require it to repurchase those notes as of July 15, 2006 at a price equal to 100 percent of the principal amount plus any accrued and unpaid interest. MedImmune expects to use approximately $500 million of the proceeds to fund the repurchase of the 1% convertible senior notes on July 15, 2006. In addition, MedImmune expects to use up to $150 million of the net proceeds to purchase shares of its common stock in privately negotiated transactions concurrently with the offering of the notes. In connection with the offering of the notes, MedImmune also expects to enter into convertible note hedge transactions with certain of the initial purchasers, their affiliates or other dealers. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. MedImmune intends to use a portion of the net proceeds of this offering together with the proceeds from warrant transactions, which it also intends to enter into with certain of the initial purchasers, their affiliates or other dealers to fund the cost of the convertible note hedge transactions. If the initial purchasers exercise their over-allotment option, MedImmune intends to use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from additional warrant transactions (which MedImmune also intends to enter into with certain of the initial purchasers, their affiliates or other dealers if the initial purchasers exercise their over-allotment option), to enter into additional convertible note hedge transactions. Any remaining proceeds will be added to MedImmune’s working capital and will be used for general corporate purposes, including

MEDIMMUNE TO OFFER $1 BILLION CONVERTIBLE SENIOR NOTES

potential acquisitions, in-licensing and collaboration opportunities, and additional share repurchases, pursuant to the company’s recently announced $500 million share buyback program.

In connection with the convertible note hedge and warrant transactions, it is expected that the initial purchasers, their affiliates or other dealers that are party to such transactions, or their affiliates will enter into various derivative transactions with respect to MedImmune’s common stock and/or purchase MedImmune’s common stock simultaneously with or shortly after the pricing of the notes. In addition, following pricing of the notes, such parties or their affiliates may continue to enter into, or to unwind, various derivatives transactions with respect to MedImmune’s common stock and/or to purchase or sell shares of the company’s common stock in secondary market transactions, including during the cash settlement averaging period relating to any conversion of the notes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities offered have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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